UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ___________________
FORM 8-K ___________________ Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): July 15, 2013 ___________________
Nexstar Broadcasting Group, Inc. (Exact Name of Registrant as Specified in its Charter) ___________________
Delaware (State or Other Jurisdiction of Incorporation)	000-50478 (Commission File Number)	23-3083125 (I.R.S. Employer Identification No.)

5215 N. O’Connor Boulevard
Suite 1400
Irving, Texas 75039
(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Additional Information Regarding Net Operating Loss Carryforwards (“NOLs”)

As of December 31, 2012, Nexstar Broadcasting Group, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) (collectively, the “Company”) had NOLs of approximately $349.5 million for U.S. federal tax purposes. These NOLs expire at various dates through 2031. To the extent available, the Company intends to use these NOLs to reduce the corporate income tax liability associated with its operations.

On May 7, 2013, funds advised by ABRY Partners, LLC (“ABRY”) completed the sale of all remaining shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”). Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), generally imposes a limitation on the amount of taxable income that a corporation may offset with NOLs and certain other tax attributes following an “ownership change”, as defined by Section 382. The Company has analyzed the impact of ABRY’s sale of Common Stock on the Company’s tax position and determined that the ABRY Common Stock sale did result in an “ownership change” that would subject Nexstar’s NOLs to a Section 382 limitation. The ABRY Common Stock sale is not expected to impact Mission. The Company expects to be able to utilize its existing NOLs prior to their expiration. Nexstar’s estimated annual Section 382 limitation following the ownership change is $53 million for 2013, $91 million for each of 2014-2017, $50 million for 2018 and $21 million annually thereafter.

In addition, any subsequent ownership changes could result in additional limitations. The ability to use NOLs is also dependent upon our ability to generate taxable income. The NOLs could expire before we generate sufficient taxable income. To the extent our use of NOLs is significantly limited, our income could be subject to corporate income tax earlier than it would if were able to use NOLs, which could have a negative effect on our financial results and results of operations. Changes in ownership are largely beyond the Company’s control and we can give no assurance that we will continue to have realizable NOLs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

Dated: July 15, 2013		/s/ Thomas E. Carter
	Name:	Thomas E. Carter
	Title:	Chief Financial Officer
(Principal Financial Officer)